ICIMutual
Partners in Risk Management

John T. Mulligan
Vice President

June 23, 2010

Mr. Paul O’Neil
Vice President & Chief Compliance Officer
Eaton Vance Corporation
2 International Place
Boston, MA 02110

Re: ICI Mutual Insurance Company Blanket Bond No. 97125110B (“Bond”)

Dear Paul:

I hereby confirm payment of the additional premium and taxes due for the increased limit of liability on the above referenced Bond, effective May 1, 2011.

Feel free to call me at (800) 643-4246 if you have any questions.

Sincerely,

/S/ John T. Mulligan

John T. Mulligan
Vice President